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Air Lease Corporation

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Air Lease Corporation Spring 2024 Stockholder Engagement

Forward Looking Statements & Non-GAAP Measures Statements in this presentation that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. We wish to caution you that our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors, including, but not limited to, the following: • our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations; • increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates; • our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing; • the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of manufacturing defects and technical or other difficulties with aircraft or engines before or after delivery; • our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation; • obsolescence of, or changes in overall demand for, our aircraft; • changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control; • impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings; • increased competition from other aircraft lessors; • the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations; • increased tariffs and other restrictions on trade; • changes in the regulatory environment, including changes in tax laws and environmental regulations; • other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and • any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings. We also refer you to the documents the Company files from time to time with the Securities and Exchange Commission (“SEC”), specifically the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which contains and identifies important factors that could cause the actual results for the Company on a consolidated basis to differ materially from expectations and any subsequent documents the Company files with the SEC. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. If any such risks or uncertainties develop, our business, results of operation and financial condition could be adversely affected. The Company has an effective registration statement (including a prospectus) with the SEC. Before you invest in any offering of the Company’s securities, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and any such offering. You may obtain copies of the Company’s most recent Annual Report on Form 10-K and the other documents it files with the SEC for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send such information if you request it by contacting Air Lease Corporation, General Counsel and Secretary, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067, (310) 553-0555. The Company routinely posts information that may be important to investors in the “Investors” section of the Company’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the Company’s website regularly for important information about the Company. The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this presentation. In addition to financial results prepared in accordance with U.S. generally accepted accounting principles, or GAAP, this presentation contains certain non-GAAP financial measures. Management believes that in addition to using GAAP results in evaluating our business, it can also be useful to measure results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results set forth in the Appendix section. 2

A Global Leader in Aircraft Leasing Air Lease is a $50+ billion aircraft leasing platform 11.8% $30.5 Billion $21.7 Billion 875 Aircraft $31.0 Billion $6.8 Billion Owned, 4 3 Managed & Pre-tax ROE Total Aircraft on Committed Liquidity 1 1 2 on Order Order Rentals Assets Young Fleet Long Lease Term Strong Placements Solid Balance Sheet 4.6 Years 7.0 Years 100% 98% Unsecured debt average owned fleet age, owned fleet average order book positions 85% one of the youngest in lease term remaining through 2025 on long- Fixed rate debt the leasing industry term leases S&P Fitch Kroll BBB BBB A- Stable Stable Stable 1 All information per ALC public filings as of December 31, 2023. $50+ billion leasing platform consists of $30.5 billion in assets, $21.7 billion in commitments to acquire aircraft, in addition to managed aircraft. As of 2 December 31, 2023, we had commitments to purchase 334 aircraft from Boeing and Airbus for delivery through 2028, with an estimated aggregate commitment of $21.7 billion. Includes $16.4 billion in contracted 3 minimum rental payments on the aircraft in our existing fleet and $14.6 billion in minimum future rental payments related to aircraft which will be delivered during the remainder of 2024 through 2027. Available liquidity of 4 $6.8 billion is comprised of unrestricted cash of $0.5 billion, an available borrowing capacity under our committed unsecured revolving credit facility of $6.3 billion, as of December 31, 2023. Pre-Tax Return on Common Equity is calculated as trailing twelve month Net Income Before Income Taxes divided by average common shareholders’ equity. 3

Track Record of Strong Performance 1 Total Assets ($bn) Unencumbered Assets ($bn) $28.6 $27.0 $30.5 $25.5 $28.4 $23.6 $27.0 $25.2 $20.0 $21.7 2019 2020 2021 2022 2023 2019 2020 2021 2022 2023 Owned Fleet 292 463 332 417 382 Count: 2 Total Revenue ($bn) Pre-Tax Return on Common Equity (%) $2.7 14.2% 11.3% 11.8% $2.3 $2.1 $2.0 $2.0 8.6% -3.0% 2019 2020 2021 2022 2023 2019 2020 2021 2022 2023 1 Comprised of unrestricted cash plus unencumbered flight equipment (calculated as flight equipment subject to operating leases net of accumulated depreciation, less net book value of aircraft pledged as collateral) 2 plus deposits on flight equipment purchases plus certain other assets. Pre-Tax Return on Common Equity is calculated as trailing twelve month Net Income Before Income Taxes divided by average common 4 shareholders’ equity, 2022 was negative due to the write-off of our Russian fleet.

Attractive Total Shareholder Return Profile 32% 31% 35% 28% 28% 30% 21% 25% 19% 17% 20% 13% 15% 9% 10% 5% 0% AL KBW Bank S&P 500 Russell S&P Dow Jones 2023 S&P S&P Index 1000 MidCap Industrial Custom SmallCap Airlines 400 Benchmark 600 Index 2 Group 14% 14% 15% 11% 11% 9% 8% 10% 6% 5% 5% 0% -5% -10% -9% S&P 500 Russell S&P Dow Jones AL S&P 2023 KBW Bank S&P Airlines 1000 MidCap Industrial SmallCap Custom Index Index 400 600 Benchmark 2 Group 1 Trailing one-year and five-year periods per Bloomberg as of 4/3/24, respectively. One-year total shareholder return represents cumulative return inclusive of dividend distributions, five-year total shareholder return represents the five-year annualized return inclusive of dividend distributions. 5 2 2023 Custom Benchmark Group disclosed in the Company's Proxy Statement filed with the SEC on March 18, 2024. 1 1 5-year 1-year

Small, Talented Team Responsible for Managing Complex Business 2 Compared to the average of our 2023 custom benchmark group , our 163 employees are responsible for significantly more revenue and net income, while compensation expense is a modest 4.0% of revenue. Adjusted Net Income / Revenue / Employee Net Income / Company/Industry Employee (in millions) Employee (in millions) 3 (in millions) 1 Air Lease Corporation $16.5 $3.5 $4.5 2023 Custom Benchmark $5.1 $0.9 N/A 2 Group Average 1 As of December 31, 2023. At year-end 2023, Air Lease had 163 employees. 2 2023 Custom Benchmark Group as disclosed in our definitive proxy statement filed with the SEC on March 18, 2024. Revenue and net income based on the applicable company’s most recent publicly reported information. For net income, reflects net income attributable to common stockholders, as applicable. 3 Adjusted Net Income Before Income Taxes is a non-GAAP financial measure. See Appendix for reconciliation to its most directly comparable GAAP measure. 6

Air Lease 2023 Executive Compensation Overview Our compensation program is designed to promote strong alignment between pay and performance. Key components include: 7

Air Lease 2023 Executive Compensation Overview Ø Long-Term Incentive Awards Continue to Follow Best Practices. 2023 Book Value RSUs and TSR RSUs continue to provide for cliff vesting at the end of a 3-year performance period, with time-based awards vesting ratably over three years to provide strong retention incentive. Ø Increased Financial Metric Weighting in Short-Term Annual Incentive Plan. For our 2023 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 60% to 70%,while simultaneously reducing the weighting of the strategic objectives from 40% to 30%. Ø Retained Sustainability Metric in Our Annual Incentive Plan. For 2023, our leadership development and compensation committee included a strategic metric based on the percentage of our fleet comprised of the newest generation aircraft within our annual bonus program based on stockholder feedback. Ø High Proportion of At-Risk and Long-Term Pay. A substantial portion of our executives’ compensation is variable and at risk based on individual and Company performance. The 2023 compensation components at target for our CEO, Executive Chairman and other NEOs as a group include: 8

2023 Executive Compensation Outcomes Ø Short Term Annual Incentive Plan Payouts. The leadership development and compensation committee exercised its discretion to reduce the payout factor to 147% from 188%, which reflects what the outcome would have been if target adjusted pre-tax margin for 2023 had been set at actual 2022 results. While this adjustment was primarily made to reflect the difficulties in forecasting results at the time our 2023 performance metrics were set in early 2023 given uncertainties surrounding interest rates, the timing and impact of capital expenditures and aircraft sales, as well as the variability around end of lease income, the leadership development and compensation committee also considered stockholder feedback received after our 2023 annual meeting in making this adjustment. Ø Long-Term Performance-Based Incentive Payouts. The graph below details the weighted average payout of our book value and TSR RSU awards in 2023 as well as the prior three years, which we believe demonstrates the rigor of the long-term performance targets set by the leadership development and compensation committee: 9

Say on Pay Stockholder Support Advisory Vote on Named Executive Officer Compensation – Last Five Years 100% 75% 50% 25% 0% 2019 2020 2021 2022 2023 67% of stockholders approved the advisory vote on the executive compensation at our 2023 annual meeting. As a result, the leadership development and compensation committee oversaw extensive stockholder engagement to discuss our executive compensation program following our 2023 annual meeting of stockholders. 10

Air Lease 2024 Executive Compensation Program Based on stockholder feedback after our 2023 annual meeting, we made significant changes to our 2024 compensation program: Ø Short-Term Annual Bonus Opportunity Changes. Changes to our 2024 annual bonus opportunity include: Ø Goal Rigor Increases: We set target metrics in our 2024 annual bonus program above 2023 actual financial results and significantly increasing the outperformance required to obtain above target payouts on all of the financial metrics included in our 2024 annual bonus program Ø Increased Weighting of Financial Metrics: For our 2024 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 70% to 80%,while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. We had reduced the relative weighting of the financial metrics included in our annual bonus program during the COVID-19 pandemic given the difficulty in forecasting our financial performance. Ø Updated Financial and Strategic Metrics Used: We updated the financial metrics in our annual bonus plan to replace adjusted pre-tax margin with adjusted net income before income taxes as we believe this is more useful in evaluating the performance of the business on an absolute basis and better reflects the growth and profitability of the business. We also replaced cumulative aircraft placements and aircraft utilization strategic metrics with a metric tied to our expanding operations in Ireland and the importance of these operations to the Company’s overall success. Ø Retained Sustainability Metric for our Annual Bonus Opportunity. Our 2024 annual bonus program continues to include a strategic metric based on the percentage of our fleet comprised of the newest generation aircraft. Ø Long Term Equity Incentive Awards. We almost doubled the required growth for target payout of the book value RSU awards included in our 2024 long-term incentive awards. 11

Demonstrated Responsiveness to Stockholder Feedback Following our 2023 annual meeting, we engaged with over 70% of outstanding shares of our Class A Common Stock (none of whom were our employees or directors) to better understand shareholder concerns on our compensation program. The feedback was considered in making 2023 and 2024 compensation decisions. What We Heard How We Responded Stockholders expressed concern over We incorporated stockholder feedback on this topic in several ways: the goal rigor of metrics in our annual 1) The leadership development and compensation committee exercised bonus program —specifically, that its discretion to reduce the payouts under the 2023 annual bonus plan goals for some metrics were set below from 188% to 147%, which reflects what payouts would have been if prior year actual results. the target adjusted pre-tax margin level for 2023 had been set at actual 2022 results. 2) We made significant changes to our annual bonus program for 2024: (i) We set the target metrics in our 2024 annual bonus program above 2023 actual financial results; (ii) We significantly increased the outperformance required to obtain above target payouts on all of the financial metrics included in our 2024 annual bonus program; (iii) We updated the financial metrics in our annual bonus plan to replace adjusted pre-tax margin with adjusted net income before income taxes as we believe this is a better barometer in evaluating the performance of the business on an absolute basis and better reflects the growth and profitability of the business; and (iv) We increased the weighting of our financial metrics to reflect a greater importance of these metrics relative to strategic goals. 12

Demonstrated Responsiveness to Stockholder Feedback – Cont’d What We Heard How We Responded We almost doubled the required growth for target payout Stockholders expressed concern over the goal rigor of of the book value RSU awards included in our 2024 long- the book value RSU awards included in our long-term term incentive awards incentive awards For our 2024 annual bonus program, our leadership Stockholders indicated support for our proposal to development and compensation committee increased the return our annual bonus program to pre-pandemic weighting of the financial metrics from 70% to 80%, while historical financial and strategic goal splits simultaneously reducing the weighting of the strategic objectives from 30% to 20%. This weighting is consistent with the weighting of the financial and strategic metrics in our annual bonus plan prior to the pandemic Stockholders indicated a desire for more specific goals We updated the strategic metrics in our 2023 and 2024 and target achievement levels for strategic metrics annual bonus program to be entirely comprised of metrics included in our annual bonus program that can be quantitatively assessed for achievement and have included disclosure of these goals in the Proxy Statement filed with the SEC on March 18, 2024 13

Demonstrated Responsiveness to Stockholder Feedback – Cont’d What We Heard How We Responded Stockholders asked us to provide increased disclosure We have added increased disclosure in this Proxy in our proxy statement regarding the role of our Statement to help our stockholders better understand the Executive Chairman important role of our Executive Chairman, including his significant engagement as a member of our executive team. See the section titled, “Compensation Discussion and Analysis—Our Named Executive Officers” in our Proxy Statement filed with the SEC on March 18, 2024 Stockholders indicated support for our proposal to For our 2024 annual bonus program, our leadership return our annual bonus program to pre-pandemic development and compensation committee increased the historical financial and strategic goal splits weighting of the financial metrics from 70% to 80%, while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. This weighting is consistent with the weighting of the financial and strategic metrics in our annual bonus plan prior to the pandemic 14

Demonstrated Responsiveness to Stockholder Feedback – Cont’d What We Heard How We Responded Some stockholders expressed concern over the While some stockholders expressed concern over the pay of our Executive Chaiman relative to our close proximity of compensation of our Executive CEO Chairman and CEO, many stockholders noted that they look at the quantum of overall executive compensation, and because our overall named executive officer compensation is generally in line with other similarly sized companies, most stockholders indicated our CEO and Executive Chairman compensation structure was not problematic. Additionally, many stockholders acknowledged that our CEO and Executive Chairman compensation structure was appropriate in light of our Executive Chairman’s importance in the management of customer and OEM relationships and active, full-time employment with the Company 15

Demonstrated Responsiveness to Stockholder Feedback – Cont’d What We Heard How We Responded Stockholders generally supported and requested Our 2023 and 2024 annual bonus program include a the continued inclusion of a sustainability metric in strategic metric based on the percentage of our fleet our annual bonus program comprised of the newest generation aircraft Some stockholders noted they would like to see We have increased our scope emissions disclosures in increased scope emissions disclosure, including recent years, with 2023 being our second year providing Scope 3 emissions disclosure Scope 1 and Scope 2 emissions disclosure, and we plan to disclose all required scope emissions in compliance with all applicable corporate sustainability reporting directives as those are adopted or phase in 16

Corporate Responsibility Strategy The aircraft in our fleet and orderbook are the most modern technology, fuel efficent commercial aircraft available today – our aircraft delivering today are 20-25% more efficient than prior generations The airline industry is highly focused on reducing its environmental impact in response to increasingly stringent environmental laws/regulations concerning air emissions and other impacts to the environment. Sustainability We believe this will result in our airline customers accelerating their transition to the aircraft we own and have on order Scope 1 and 2 GHG emissions disclosures have been included in our corporate responsibility reports for the last two years We strive to cultivate an environment where all employees can succeed and have efforts in place focused on diversity, equity and inclusion, including appropriate policies and required trainings We seek business partners that uphold ethical standards, and this commitment is outlined in codes/policies including our Supplier Code of Conduct, Anti-Corruption, and Human Rights Policies Social We support the communities in which we do business as well as educational and charitable causes, and plan community service employee engagement events, which in 2023 focused on environmental restoration We maintain governance practices that establish meaningful accountability for our Company and Board of Directors (the “Board”) which provides oversight of the risks related to responsibility practices Board remains committed to identifying candidates with gender, ethnic and geographic diversity, and has adopted a “Rooney Rule” to include minority and female candidates in the pool of potential Governance director nominees Outreach to our Stakeholders continues through informal ongoing conversations and more targeted dialogue related to our proxy and corporate responsibility efforts We are dedicated to the continued enhancement of our corporate responsibility disclosures, including compliance with all applicable SEC and European corporate sustainability reporting directives as those are adopted or phased-in 17

Sustainability Highlights Our core strategy is to work with our airline customers to replace their older aircraft with the most modern, fuel-efficient aircraft available. The aviation industry is committed to reducing its environmental impact and we believe our new aircraft are vital to helping our industry achieve its sustainability goals over time. As of December 31, 2023, we had 463 aircraft in our owned fleet. Our flight equipment subject to operating lease had a weighted average age of 4.6 years, which is approximately 7 years younger than the average of the world’s fleet of commercial passenger aircraft. Our order book is comprised of 334 of the most environmentally friendly commercial passenger aircraft available The new aircraft we have on order from the manufacturers are generally 20% to 25% more fuel-efficient than those they will replace and have a significantly smaller noise footprint Our headquarters in Los Angeles is in a LEED GOLD certified building Approximate improvement in fuel burn vs. previous generation aircraft 1 Aircraft Type 1 Source: Boeing & Airbus 2023. Aircraft comparisons: A220-300 compared to A319ceo. A320neo compared to A320ceo. A321neo compared to A321ceo. A330-900neo compared to B767-300ER. A350-900 compared to B777-200ER. A350-1000 compared to B777-300ER. 737-8 compared to 737NG (no winglet). 787 compared to 767-300ER. 737-8 is 20% lower and 737-9 is 21% lower. 787-9 and 787-10 are both 25% lower. A320neo is 20% lower, A321neo is 22% lower. A350-900 and 18 A350-1000 are both 25% lower.

ALC’s Orderbook Contains Modern, Environmentally Friendly Commercial Aircraft Aircraft on order A220-100/300 61 A320/321neo 152 B737-7/8/9 MAX 81 A330-900neo 7 B787-9/10 22 A350-900/1000 4 A350F 7 334 As of December 31, 2023 19

Social Highlights We are committed to operating with the highest standard for social responsibility. As such, we strive to cultivate an environment where all our employees can succeed. We seek out partners that uphold these ethical standards and we aim to support the communities in which we do business and educational and charitable organizations within the aviation industry. ü We pride ourselves on our comprehensive benefits package, which is annually benchmarked in the 90th percentile of coverage for similarly sized companies. Our benefits package includes various employee assistance programs that provide wellness benefits. ü We offer competitive compensation to our employees worldwide. All of our U.S. employees, and, to the extent permissible, those outside the U.S., are eligible to participate in our long-term stock-based incentive plan. ü We are building a diverse organization that respects and encourages different backgrounds and experiences. As of ü December 31, 2023, 39% of our employees were multicultural and 52% were female. ü We have codes and policies in place which outline expectations for our employees and the companies with which we do business, such as a Code of Business Conduct and Ethics, Supplier Code of Conduct, Anti-Corruption Policy, and Human Rights Policy. ü We support and pay for training and education programs that provide continual improvement for our employees, including continuing education, leasing seminars, and conferences related to the employee’s role in the Company. ü We require all employees to participate in our training programs, including anti-harassment, compliance and cybersecurity. From time to time, outside experts are brought in to provide supplemental training on topical subjects. ü We require all employees to participate in training focused on promoting equity in the workplace. ü We support various charitable causes with both financial and human resources to advance aviation, education and humanitarian assistance. In 2023, we increased our giving to these charitable causes from amounts given in 2022. 20

Governance Highlights We maintain governance practices that we believe establish meaningful accountability for our Company and our Board, including: ü All Directors except Executive Chairman and Chief Executive Officer are Independent ü All Standing Board Committees Comprised Entirely of Independent Directors ü Independent Lead Director with Clearly Defined Role and Responsibilities ü Commitment to Board Diversity with Three Female Directors, One of Whom is from an Underrepresented Community ü Requirement to Actively Include Women and Individuals From Minority Groups in the Pool of Potential Director Candidates ü Majority Vote Standard for Director Elections With Mandatory Director Resignation if Not Elected ü All Directors Elected on an Annual Basis ü Annual Board and Committee Evaluations ü All Audit Committee Members are Financial Experts ü Focus on Critical Risk Oversight Role ü Ongoing Board Succession Planning—Management and Board Dialogue to Ensure Successful Oversight of Succession Planning ü Active Board Oversight of the Company’s Governance ü Robust Director and Executive Officer Stock Ownership Guidelines ü Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees ü Prohibition on Pledging of Company Stock by Directors and Executive Officers ü Clawback Policy for Executive Compensation in compliance with current NYSE Listing Standards ü All Independent Directors are Invited to Attend Meetings of Committees they are not Members of and Regularly Attend those Meetings 21

Highly Engaged Board with Extensive Industry Relevant Experience Strong Board evaluation and succession processes ensure the Board is comprised of directors with the necessary skills and balance of perspectives to oversee our unique business 22

Appendix Non-GAAP reconciliations Year Ended December 31, (in thousands) 2023 Reconciliation of net income/(loss) attributable to common stockholders to adjusted net income before income taxes: Net income/(loss) attributable to common stockholders $ 572, 922 Amortization of debt discounts and issuance costs 54,053 Write-off Russian fleet, net of (recoveries) (67,022) Stock-based compensation 34,615 Income tax expense/(benefit) 139,012 Adjusted net income before income taxes $ 733,580 23